[LETTERHEAD OF DECHERT PRICE & RHOADS]


July 26, 2000


Pilgrim Silver Fund, Inc.
40 North Central Avenue, Suite 1200
Phoenix, Arizona  85004-4424

Re:  Pilgrim Silver Fund, Inc.
     (File Nos. 2-93307 and 811-4111)

Dear Sirs:

We hereby consent to the incorporation by reference to our opinion as an exhibit to Post-Effective Amendment No. 32 to the Registration Statement of Pilgrim Silver Fund, Inc., and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,